    As filed with the Securities and Exchange Commission on November 7, 2005

                                                  Registration No. 333-129149
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                  AXS-ONE INC.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                               13-2966911
     (State or Other Jurisdiction of     (I.R.S. Employer Identification Number)
     Incorporation or Organization)

                301 ROUTE 17 NORTH, RUTHERFORD, NEW JERSEY 07070
                                 (201) 935-3400
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                WILLIAM P. LYONS
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                  AXS-ONE INC.
                301 ROUTE 17 NORTH, RUTHERFORD, NEW JERSEY 07070
                                 (201) 935-3400
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                              Michael Grundei, Esq.
                               Wiggin and Dana LLP
                               400 Atlantic Street
                           Stamford, Connecticut 06901
                                 (203) 363-7600

         Approximate date of commencement of proposed sale to public: From time to time after this registration statement has been declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

PROSPECTUS

                                 544,135 Shares

                                  AXS-ONE INC.

                                  Common Stock

                              --------------------

         This prospectus relates to the offer and sale of up to 544,135 shares of our common stock, including up to 90,689 shares issuable upon the exercise of presently exercisable warrants by the selling stockholders listed on page 13, including their transferees, pledgees or donees or their respective successors.

         The prices at which these shares may be sold will be determined by the prevailing market price for shares of our common stock, in negotiated transactions or otherwise. We will not receive any of the proceeds from the sale of these shares. We could receive up to approximately $180,000 upon payment of the exercise price of the warrants. We intend to use any such proceeds for general working capital.

         Our common stock is listed on the American Stock Exchange under the symbol "AXO". On November 4, 2005, the last reported sale price for our common stock was $1.85 per share.

                             ----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS,"
BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                             -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                   The date of this prospectus is November 7, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

Summary........................................................................1
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Risk Factors...................................................................2
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Special Note on Forward-Looking Statements....................................12
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Use of Proceeds...............................................................12
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Selling Stockholders..........................................................13
--------------------
Plan of Distribution..........................................................15
--------------------
Legal Matters.................................................................16
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Experts.......................................................................16
-------
Where You Can Find More Information...........................................16
-----------------------------------
Part II  Information Not Required in Prospectus.............................II-1
-----------------------------------------------

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, selling stockholders may from time to time sell the securities described in this prospectus in one or more offerings.

         This prospectus provides you with a general description of the securities that the selling stockholders may offer. Each time a selling stockholder sells securities, that selling stockholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement, of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities offered by the selling stockholders under this prospectus. The registration statement, including the exhibits, can be read on the website maintained by the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission as set forth under the heading "Where You Can Find More Information."

         YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS
LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE
ACCURATE ON THE DATE OF THIS PROSPECTUS.

                                      (i)

                                     SUMMARY

         This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and other information incorporated by reference, before making an investment decision. The terms "AXS-One," "we," "us," and "our" refer to AXS-One
Inc.

AXS-ONE INC.

         AXS-One Inc. is a software company providing robust, secure business solutions that allow an organization to reduce the inherent risks associated with retaining and managing corporate records as well as to achieve efficiency in its business processes and to extend those efficiencies to its customers, suppliers, and business partners. AXS-One has a proven track record in developing flexible, high-performance, scalable, secure and effective business solutions for global 2000 organizations. AXS-One's ability to quickly identify emerging market opportunities and to build high-quality, innovative solutions has won many awards over the years. We have devoted significant resources to developing new products that serve the Content Archival, Records Management,
Compliance Management, and Information Management markets.

         AXS-One believes that changes in the scope and complexity of the corporate regulatory and legal environment, and the risks arising from corporate malfeasance have significantly altered how organizations are doing, and are required to do, business. Organizations are re-evaluating their software requirements to invest in solutions that ensure operational efficiency and competitive advantage while enabling them to address and satisfy their requirements for corporate governance, regulatory compliance, legal discovery and privacy of information. AXS-One's approach allows organizations to meet these requirements by leveraging investments in existing systems to extend them with collaborative web services and business components that automate business processes across corporate boundaries. This results in manageable investments, quick implementation schedules and a more rapid return on investment.

         AXS-One has two main product lines:

         Financial Management--AXS-One(R) Enterprise Financials--a comprehensive suite of financial management solutiOns for a broad range of industries designed to address accounting, time and expense management, financial reporting, performance management and corporate governance.

         Records Compliance Management--AXS-One Compliance Platform(TM)--an
integrated solution that enables organizations to securely capture, index, archive, search, supervise, share and manage the retention and disposition of electronic records, including e-mail and Instant Messages, images, voice, office documents, ERP-generated data such as SAP and electronic print reports. These products have been developed and optimized to address global issues of regulatory compliance, corporate governance, supervision, legal discovery and privacy as they relate to the retention and disposition of electronic records.

                                ----------------

         Our principal executive offices are located at 301 Route 17 North,
Rutherford, New Jersey 07070, and our telephone number is (201) 935-3400. We maintain a website at www.axsone.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

                                  RISK FACTORS

         Our business faces many risks. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in our common stock.

         WE HAVE A PREVIOUS HISTORY OF NET LOSSES.

         AXS-One incurred a net loss of $5.2 million for 2004 after having generated net income of $2.3 million and $1.9 million during the years ended
December 31, 2003 and 2002, respectively. Although AXS-One generated revenues and reduced costs sufficient to be profitable in 2003 and 2002, we were not able to sustain profitability in 2004 and may not be able to on a quarterly or annual basis in the future. As of December 31, 2004, we had an accumulated deficit of
$81.7 million.

         AXS-One's revenue and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter in the future, causing our common stock price to be quite volatile and may cause the market price to fall. A variety of factors, many of which are not in our control, cause these fluctuations and include, among others:

            o the proportion of revenues we earn from license fees versus fees for the services we provide,
            o the number of third parties we use to perform services,
            o the amount of revenues we generate from our sale of third party software,
            o changes in our product mix,
            o demand for our products,
            o the size and timing of individual license transactions,
            o the products and enhancements that we, or our competitors, introduce,
            o changes in our customers' budgets,
            o potential customers' unwillingness to undertake major expenditures with us due to our past operating results,
            o competitive conditions in the industry and general economic conditions and
            o unrest in the Middle East or other world events,
            o the level of effort required by research & development to develop new products and enhance existing products.

         Additionally, clients' licensing of our products is often delayed because:

            o our clients must commit a significant amount of capital, and

            o frequently, a license purchase must be authorized through multiple channels within a client's organization.

         Because of these reasons, as well as others, our products' sales cycles are typically lengthy and subject to a number of significant risks over which we often have little or no control which include a customer's budgetary constraints and internal authorization reviews.

         Historically, AXS-One has operated with a small license backlog, since products are generally shipped as we receive orders. Because our license fees in any quarter substantially depend on orders

booked and shipped in the last month, and often during the last week, of a given quarter our revenues have been back end loaded and subject to fluctuation.

         Delays in the timing of when we recognize specific revenues may adversely and disproportionately affect our operating results because:

            o a high percentage of our operating expenses are relatively fixed,
              and
            o only a small percentage of our operating expenses vary with our revenues.

         Because of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and one should not rely on quarter-to-quarter comparisons of our operating results to be indicative of our future performance.

         Additionally, our business has experienced, and we expect to continue to experience, significant seasonality, due, in part, to our customers' buying patterns, caused primarily by:

            o our customers' budgeting and purchasing patterns, and

            o our sales commission policies. Generally, we compensate our sales personnel based on quarterly and annual performance quotas.

         We expect that these patterns will likely continue in the future.

         As a result of these factors, in future quarters, our operating results may be significantly lower than the estimates of public market analysts and investors. Any discrepancy could cause the price of our common stock to be volatile and to decline significantly. We can give no assurance that we will be profitable in any future quarter.

         THE MARKETS IN WHICH WE COMPETE ARE INTENSELY COMPETITIVE.

         AXS-One can give no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. Our markets are intensely competitive and changing rapidly.
A number of companies offer products similar to ours and target the same customers. We believe that our ability to compete depends upon many factors, many of which are not in our control, including, among others,

            o timing and market acceptance of new products and enhancements developed by us, as well as by our competitors,
            o whether our products are reliable, how they function, perform, and are priced,
            o our customer service and support,
            o our sales and marketing efforts, and
            o our product distribution.

         AXS-One solutions are positioned in a highly dynamic market, with competition from traditional ERP vendors such as the financial applications software offered by SAP, Oracle Corporation (which recently acquired PeopleSoft and SSA Global) and others. Additionally, many traditional enterprise resource planning software providers have entered into the e-business marketplace.
Traditional competitors for our computer output to laser disk (COLD) solution are IBM, Systemware, Mobius and others. The principal competitors in the area of statement presentment include Mobius, Bluegill, Alysis and others. The Company's competitors for records and compliance management products include IBM, HP, EMC
(Legato), iLumin, OpenText (IXOS) and Veritas (KVS).

         Most of our competitors are substantially larger than us, and have significantly greater financial, technical and marketing resources, and extensive direct and indirect distribution channels. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to developing, promoting and selling their products than we can. Our products also compete with those offered by other vendors and with proprietary software developed by third-party professional service organizations, as well as by potential customers' management information systems departments.

         As our markets continue to develop and expand, we expect established and emerging companies to compete with us due to the relatively low barriers necessary to enter the software market. We expect that competition will also increase as the software industry consolidates. During 2004, a number of our competitors in the records and compliance management market were acquired by large companies with significantly greater financial and marketing resources than us. Furthermore, we cannot assure anyone that any of the companies with whom we currently have relationships, many of which may have significantly greater financial and marketing resources than we do, will not, in the future, develop or market software products that compete with our products, or discontinue their relationship or support of us.

         Additionally, our current and potential competitors have established, or may establish in the future, cooperative relationships among themselves or with third parties to increase their products' ability to address the needs of our prospective customers. Therefore, new competitors or alliances among competitors could emerge and rapidly acquire a significant market share.
Increased competition is likely to result in

            o reducing the price of our products,
            o reducing our revenues, and
            o losing our market share.

         Any of these factors would adversely affect our business, our operating results and financial condition.

         AXS-ONE DEPENDS ON A FEW PRINCIPAL PRODUCTS FOR ITS REVENUES.

         Substantially all of our revenues are derived from licensing and fees from related services of:

            o AXS-One Enterprise Financials; and
            o AXS-One Compliance Platform Solutions.

         We expect that these products and services will continue to account for substantially all of our revenues during 2005. Accordingly, our future operating results will depend, in part, on:

            o achieving broader market acceptance of our products and services,
            o maintaining our customer base, as well as
            o enhancing these products and services to meet our customers'
              evolving needs.

         During 2004, certain customers did not renew their annual maintenance, primarily due to our customers being acquired or merged with companies using other software. We can give no assurance that this trend will not continue or that we will be able to maintain our existing customers.

         Additionally, during 2005, our AXS-One Compliance Platform Solutions need to gain greater market acceptance. If:

            o demand in the market for our type of software is reduced,
            o competition increases, or
            o sales of such products or services decline,

         any of these factors could have a material adverse affect on our business, operating results and financial condition.

         AXS-ONE HAS A CONCENTRATION OF REVENUES FROM A SELECT NUMBER OF
CUSTOMERS.

         During the last three years, AXS-One has generated a significant amount of revenues from a select number of customers. Because of the size of certain of our customers, it is likely that they will continue to generate a significant portion of our revenues especially in our services revenue area. If any of these customers should discontinue their business with us it could have a material adverse affect on our business, operating results and financial condition. There is no assurance that we would be able to replace these lost revenues with revenues from new or other existing customers.

         For the year ended December 31, 2004, two customers, Pfizer Inc. and
AIG Insurance, represented 14.6% and 10.1%, respectively, of total revenues. For the year ended December 31, 2003, two customers, Pfizer, Inc. and AIG Insurance, represented 18.7% and 12.1%, respectively, of total revenues. For the year ended
December 31, 2002, two customers, Pfizer, Inc. and AIG Insurance, represented
16.1% and 12.0%, respectively, of total revenues. No one customer represented more than 10% of license revenues for the year ended December 31, 2004. License revenues included 29.5% (or 18.2% and 11.3% individually) of revenue from two customers in 2003 and 14.7% from one customer in 2002. Services revenues included 27.2% (or 16.1% and 11.1% individually), 31.9% (or 19.0% and 12.9%
individually) and 30.7% (or 18.2% and 12.5% individually) of revenue from the same two customers in 2004, 2003 and 2002, respectively.

         AXS-ONE'S MARKET IS CHARACTERIZED BY NEW PRODUCTS FREQUENTLY BEING
INTRODUCED, RAPID TECHNOLOGY CHANGES, PRODUCT DEFECT RISKS, AND DEVELOPMENT
DELAYS.

         If AXS-One is unable, for technological, financial or other reasons, whether or not within its control, to timely develop and introduce new products or enhancements to respond to changing customer requirements, technological change or emerging industry standards, our business, operating results and financial condition could suffer.

         Our software performance, customization, reporting capabilities, or other business objectives may or may not be affected by these changes and may or may not render us incapable of meeting future customer software demands.
Introducing products embodying new technologies and emerging new industry standards can render existing products obsolete and unmarketable. Accordingly, it is difficult to estimate our products' life cycles. Our future success will depend in part on our ability to maintain our AXS-One Enterprise products and to develop and introduce new AXS-One Compliance Platform products that respond to evolving customer requirements and keep pace with technological development and emerging industry standards, such as new:

            o operating systems,
            o hardware platforms,
            o interfaces, and
            o third party application software.

         We can give no assurance that:

            o we will be successful in developing and marketing product enhancements or new products that respond to
                  o technological change,
                  o changes in customer requirements, or
                  o emerging industry standards.
            o we will not experience difficulties that could delay or prevent our successfully developing, introducing and marketing new products and enhancements, or
            o any new products or enhancements that we may introduce will be accepted by our targeted market.

         Software products as complex as those we offer often encounter development delays and, when introduced or when new versions are released, may contain undetected errors or may simply fail. These delays, errors or failures create a risk that the software will not operate correctly and could cause our future operating results to fall short of expectations published by certain public market financial analysts or others. From time to time, we develop products that are intended to be compatible with various new computer operating systems, although we make no assurances that we will successfully develop software products that will be compatible with additional operating systems or that will perform as we intend. Additionally, our products, technologies and our business in general rely upon third-party products from various sources including, among others:

            o hardware and software vendors,
            o relational database management systems vendors,
            o reporting software vendors, or
            o e-mail system vendors.

         In the future, it is unclear whether our dependence upon these third-party products will affect our ability to support or make our products readily available. In the past, we have experienced delays by third parties who develop software that our products depend upon. These holdups have resulted in delays in developing and shipping our products. Despite testing by our current and potential customers, as well as by us, errors may be found in new products or enhancements after we ship them that can delay or adversely affect market acceptance. We cannot assure anyone that any of these problems would not adversely affect our business, operating results and financial condition.

         WE RISK BEING DE-LISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH COULD
REDUCE OUR ABILITY TO RAISE FUNDS.

         Although we are currently in compliance with the continued listing requirements of the American Stock Exchange, that has not always been true in the past, and no assurances can be made that we will continue to be in compliance with those requirements in the future. In the event that we were to cease being in compliance with those requirements at some time in the future, the American Stock Exchange could choose to de-list our stock from trading on that Exchange. If our common stock were to be de-listed by the American Stock
Exchange, we might be unable to list our common stock with another stock exchange. In that event, trading of our common stock might be limited to the OTC
Bulletin Board or similar quotation system.

         Inclusion of our common stock on the OTC Bulletin Board or similar quotation system could adversely affect the liquidity and price of our common stock and make it more difficult for AXS-One to raise additional capital on favorable terms, if at all. In addition, de-listing by the American Stock
Exchange might negatively impact AXS-One's reputation and, as a consequence, its business.

         IN THE FUTURE, AXS-ONE MAY NOT HAVE SUFFICIENT CAPITAL RESOURCES TO
FULLY CARRY OUT ITS BUSINESS PLANS.

         Our ability to carry out our future business plans and achieve the anticipated results will be affected by the amount of cash generated from operations. There is also the risk that cash held by our foreign subsidiaries will not be readily available for use in our U.S. operations as the transfer of funds is sometimes delayed due to various foreign government restrictions.
Accordingly, we may in the future be required to seek new sources of financing or future accommodations from our existing lender or other financial institutions, or we may seek equity infusions from private investors. We may also be required to further reduce operating costs in order to meet our obligations.

         On September 22, 2005, after receiving approval from our shareholders, we completed an offer and sale of 453,446 shares of common stock in a private placement to certain of our officers and directors and their affiliates for total consideration of $675,000. We also issued, at the same time, warrants to purchase an aggregate of 45,347 shares of common stock at $1.90 per share and warrants to purchase 45,342 shares of common stock at $2.15 per share. These warrants are exercisable through June 20, 2008.

         On June 21, 2005, we completed an offer and sale of 4,081,015 shares of common stock in a private placement to third parties for total consideration of
$6,075,000. Upon closing, we received net proceeds of approximately $5,775,000.
We also issued, at the same time, warrants to purchase an aggregate of 408,103 shares of common stock at $1.90 per share and warrants to purchase 408,100 shares of common stock at $2.15 per share. These warrants are exercisable through June 20, 2008.

         On September 13, 2005, we entered into an Amended and Restated Loan and
Security Agreement with Silicon Valley Bank (the "Loan Agreement"). Subject to certain borrowing base limitations and compliance with covenants, we may borrow and repay up to $4,000,000 on a revolving basis. The loan is secured by an all asset lien and has a maturity date of August 9, 2006. As described in greater detail in the Loan Agreement, the loan is subject to acceleration upon breach of: (i) a covenant tested monthly regarding the ratio of unrestricted cash and net billed accounts receivable to current liabilities minus deferred revenue,
(ii) a covenant tested quarterly regarding the Company's EBITDAS (earnings before interest expense (excluding interest income), taxes, depreciation, amortization and stock compensation expense in accordance with GAAP), and (iii)
other customary non-financial covenants. The Loan Agreement included a waiver of the Company's June 30, 2005 financial covenant default under the prior loan agreement between the Company and Silicon Valley Bank. The amount borrowed under the revolving loan at September 30, 2005 was $1.5 million and an additional
$2.2 million of borrowing capacity was available under the revolving loan at that date.

         No assurance can be given that management's future initiatives will be successful or that any additional necessary sources of financing, lender accommodations or equity infusions will be available. As a result our business, operating results and financial condition could be adversely impacted.

         AXS-ONE DEPENDS UPON ITS PROPRIETARY TECHNOLOGY AND IF WE WERE UNABLE
TO PROTECT OUR TECHNOLOGY, OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED.

         We believe that our success greatly depends on our proprietary technology and software. We rely primarily on a combination of trademark and copyright law, trade secret protection and contractual agreements with our employees, customers, partners and others to protect our proprietary rights.
Despite our efforts to protect our proprietary rights, unauthorized third parties may attempt to copy all or part of our products or reverse engineer or obtain and use information that we regard as proprietary. We make our source code available to certain of our customers, which may increase the likelihood of misappropriation or other misuse of our software. Additionally, the laws of some foreign countries do not

protect our proprietary rights to the same extent as do the laws of the United
States. We cannot assure anyone that the steps we take to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

         Although we believe that the trademarks and service marks we use are distinct, there can be no assurance that we will be able to register or protect such trademarks and service marks.

         OUR PRODUCTS MAY BECOME SUBJECT TO INFRINGEMENT CLAIMS.

         We believe that none of our products, trademarks, or service marks, technologies or other proprietary rights infringe upon the proprietary rights of any third parties. However, as the number of software products in our industry increases and the functionality of these products further overlap, we believe that software developers like us may become increasingly subject to infringement claims. Additionally, the e-business field has seen an increase in the number of
"business method" patents issued, and infringement claims asserted, based on these issued patents. Any claims asserted, regardless of their merit, can be time consuming and expensive to defend, could cause delays in shipping our products or require us to enter into royalty or licensing agreements that may not be available on terms acceptable to us. Any of these factors would significantly impact our operating results and financial conditions or materially disrupt the conduct of our business. We cannot assure anyone that third parties will not assert infringement claims against us in the future with respect to our current or future products or services.

         A SECURITY BREACH COULD HARM OUR BUSINESS.

         Our products provide security features designed to protect its users'
data from being retrieved or modified without being authorized. While AXS-One continues to review and enhance the security features in its products, we can make no assurances concerning the successful implementation of security features and their effectiveness within a customer's operating environment. If an actual security breach were to occur, our business, operating results and financial condition could suffer.

         A VARIETY OF RISKS ASSOCIATED WITH AXS-ONE'S INTERNATIONAL OPERATIONS
COULD ADVERSELY AFFECT OUR BUSINESS.

         Risks inherent in international revenue include the impact of longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, tariffs and other trade barriers, and difficulties in staffing and managing foreign operations. In addition, most of our international license fees and services revenues are denominated in foreign currencies which can have an impact on our consolidated revenues as exchange rates fluctuate. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence hedging against specific foreign currency transaction risks. We may be unable to hedge all of our exchange rate exposure economically and exchange rate fluctuations may have a negative effect on our ability to meet our obligations. With respect to our international sales that are U.S. dollar denominated, decreases in the value of foreign currencies relative to the U.S. dollar could make our products less price competitive.
These factors may have a material adverse effect on our future international revenue.

         We believe that our continued growth and profitability will require
AXS-One to expand its sales in international markets, which require significant management attention and financial resources. As a result, we expect that revenues from customers outside the United States will continue to represent a significant percentage of our total revenues in the future. We cannot assure anyone, however, that we will be able to maintain or increase international market demand for our products and services.

         In 2004, 2003 and 2002 the Company's total revenues from customers outside the United States were as follows:

         YEAR                    $ AMOUNT          PERCENTAGE OF TOTAL REVENUES
         ----                    --------          ----------------------------
         2004                    $13.6 million                 35.3%
         2003                    $15.0 million                 37.7%
         2002                    $11.5 million                 30.8%

         AXS-One is subject to additional risks related to operating in foreign countries. These risks generally include:

            o unexpected changes in tariffs, trade barriers and regulatory requirements,
            o costs of localizing products for foreign countries,

            o lack of acceptance of localized products in foreign markets, o longer accounts receivable payment cycles, o difficulties managing international operations,
            o potentially adverse tax consequences,
            o restrictions on repatriation of earnings,
            o reduced legal protection of our intellectual property, and
            o the burden of complying with a wide variety of foreign laws.

         Any of these factors, or others, could adversely affect our future international revenues and, consequently, our business, operating results and financial condition.

         WE RELY ON THIRD-PARTY RELATIONSHIPS.

         Our business, product development, operating results and financial condition could be adversely impacted if we fail to maintain our existing relationships or establish new relationships, in the future, with third parties because of diverging interests, one or more of these third parties is acquired, or for any other reason, whether or not within our control. We rely on third-party relationships with a number of consultants, systems integrators and software vendors to:

            o enhance our product development and marketing and sales efforts,
            o implement our software products, and
            o support our customers.

         These relationships assist our product development process and assist us in marketing, servicing and implementing our products. A number of these relationships are not memorialized in formal written agreements.

         Our products also incorporate software that we license from third parties. These licenses expire from time to time and generally, we do not have access to the source code for the software that a third party will license to
us. Certain of these third parties are small companies without extensive financial resources. If any of these companies terminate relationships with us, cease doing business, or stop supporting their products, we may be forced to expend a significant amount of time and development resources to try to replace the licensed software. We may also find that replacement is not possible or commercially feasible. If that were to occur, our business, operating results and financial condition could be adversely impacted.

         AXS-ONE'S EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES OWN A
SIGNIFICANT AMOUNT OF ITS COMMON STOCK.

         This stock ownership may prevent or discourage tender offers for our common stock unless these controlling stockholders approve the terms of any such offers. As of September 30, 2005, AXS-One's executive officers, directors and affiliates together beneficially own approximately 15.6% of our outstanding common stock. As a result, these stockholders are able to significantly influence matters requiring stockholder approval including:

            o electing directors, and
            o mergers, consolidations, and sale of all or substantially all of our assets.

         AXS-ONE RELIES ON ITS KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING
AND RETAINING THE SKILLED EMPLOYEES IT NEEDS TO OPERATE SUCCESSFULLY.

         AXS-One's future success will depend, in large part, on the continued
service of its key executives, and if we fail to attract and maintain those executives, the quality of our products, our business, financial condition and operating results could suffer. AXS-One has experienced turnover of its key executives in the past particularly in the position of Vice President of Sales.
On April 30, 2004, John A. Rade retired as the President and Chief Executive
Officer of the Company and was replaced by William P. Lyons, who is now our
Chairman of the Board and Chief Executive Officer. In October 2004, Matt
Suffoletto joined the Company as Senior Vice President North America Sales and
Professional Services. The previous Senior Vice President of Sales, North
America had been with the Company for eighteen months prior to his resignation in October 2004. At the end of 2004, William G. Levering III left the position of Chief Financial Officer of the Company and was replaced by Joseph P. Dwyer.
We cannot assure anyone that turnover of our key executives will not continue, and that such turnover would not adversely affect our business, operating results and financial condition.

         We also believe that our future success will depend, in large part, on our ability to attract, retain and motivate highly skilled employees, and, particularly, technical, management, sales and marketing personnel. Competition for qualified employees in our industry is intense. AXS-One has from time to time in the past experienced, and expects to continue experiencing, difficulty in hiring and retaining employees with appropriate qualifications. We cannot assure anyone that we will be able to retain our employees or attract or retain highly qualified employees to develop, market, service and support our products and conduct our operations.

         AXS-ONE'S COMMON STOCK'S TRADING PRICE MAY BE VOLATILE FOR REASONS OVER
WHICH IT MAY HAVE LITTLE CONTROL.

         AXS-One's common stock's trading price has, from time to time, experienced, and is likely to continue to experience, significant price and volume fluctuations, often responding to, among other factors:

            o quarterly variations in our operating results,
            o the gain or loss of significant contracts,
            o changes in earnings estimates by securities analysts,
            o announcements of technological innovations by us or our
              competitors,
            o announcements of new products or services by us or our
              competitors,
            o general conditions in the software and computer industries, and
            o general economic and market conditions.

                                       10

         Additionally, the stock market, in general, frequently experiences extreme price and volume fluctuations. In particular, the market prices of the securities of companies such as ours have been especially volatile recently, and often these fluctuations have been unrelated or disproportionate to the operating performance of the affected companies. The market price of our common stock may be adversely affected by these market fluctuations. Also, the low market price of our common stock may make it prohibitive to obtain additional equity funding.

         AXS-ONE HAS NEVER PAID OR DECLARED DIVIDENDS AND DOES NOT EXPECT TO IN
THE FORESEEABLE FUTURE.

         AXS-One has never paid or declared any cash dividends and we do not expect to pay any cash dividends in the foreseeable future. We currently intend that future earnings, if any, will be retained for business use.

         CHANGES IN LAWS AND REGULATIONS THAT AFFECT THE GOVERNANCE OF PUBLIC
COMPANIES HAVE INCREASED OUR OPERATING EXPENSES AND WILL CONTINUE TO DO SO.

         Changes in the laws and regulations affecting public companies included in the Sarbanes-Oxley Act of 2002 have imposed new duties on us and on our executives, directors, attorneys and independent registered public accounting firm. In order to comply with these new rules, we hired a consulting advisory firm to assist us in the process and we also expect to use additional services of our outside legal counsel, both of which will increase our operating expenses. In particular, we expect to incur additional administrative expenses as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our Independent Registered Public Accounting Firm to attest to, our internal controls. For example, we expect to incur significant expenses in connection with the implementation, documentation and testing of our existing control systems and possible establishment of new controls. Management time associated with these compliance efforts necessarily reduces time available for other operating activities, which could adversely affect operating results. If we are unable to achieve full and timely compliance with these regulatory requirements, we could be required to incur additional costs, expend additional management time on remedial efforts and make related public disclosures that could adversely affect our stock price.

                                       11

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference herein, contain "forward-looking statements." These statements may be made directly in this prospectus or in documents incorporated by reference herein. Words such as
"anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements.
All forward-looking statements constitute our present estimates of future events and are subject to a number of factors and uncertainties, including, without limitation, the risks discussed in "Risk Factors", that could cause actual results to differ materially from those described in the forward-looking statements. In addition, the risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution." We would receive up to approximately $180,000 upon payment of the exercise price of the warrants. We intend to use any such proceeds for general working capital.

                                       12

                              SELLING STOCKHOLDERS

         This prospectus relates to the offer and sale from time to time by the selling stockholders, including their transferees, pledgees or donees or their respective successors of up to 544,135 shares of common stock, including up to
90,689 shares of common stock issuable upon the exercise of presently exercisable warrants, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon exercise of the warrants as a result of anti-dilution adjustments.

         The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the
Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

         Each of the selling stockholders listed below is, or is affiliated with, a past or present executive officer or director of AXS-One, in each case as specified in greater detail in the footnotes to the selling stockholder table below.

         The securities offered herein were issued pursuant to a private placement. On June 17, 2005, we entered into a definitive agreement to consummate a private placement of 4,534,461 shares of our common stock, Class C warrants to purchase a total of 453,450 shares of Common Stock, with an exercise price equal to $1.90 per share of common stock, and Class D warrants to purchase a total of 453,442 shares of common stock, with an exercise price equal to $2.15 per share of common stock. We received gross proceeds of $6,750,000 and net proceeds of approximately $6,450,000 from the offering. The financing was led by
Potomac Capital and also included RIT Capital Partners plc, as well as certain
AXS-One executive officers and directors and their affiliates. The closing of the transaction with the investors other than our executive officers and directors and their affiliates took place on June 21, 2005 and resulted in gross proceeds to the company in the amount of $6,075,000. The second closing, with respect to the securities being sold to our executive officers and directors and their affiliates, was subject to stockholder approval, which was solicited and obtained pursuant to a proxy statement. The second closing took place on
September 22, 2005 and resulted in gross proceeds to the company of $675,000.
The securities issued in the second closing are the securities included in this prospectus.

         The following table contains information furnished to us by the selling stockholders, with respect to the selling stockholders and the common stock beneficially owned by each selling stockholder that may be offered under this prospectus. We prepared this table based on information supplied to us by the selling stockholders named in the table and have not sought to verify such information.

                                   NUMBER OF                                                  NUMBER OF
                                   SHARES OF                               NUMBER OF          SHARES OF
                                  COMMON STOCK         PERCENTAGE          SHARES OF        COMMON STOCK
                                  BENEFICIALLY         OF COMMON          COMMON STOCK      BENEFICIALLY       PERCENTAGE OF
                                 OWNED PRIOR TO          STOCK            THAT MAY BE       OWNED AFTER         COMMON STOCK
NAME                             THE OFFERING(1)      OUTSTANDING(2)      SOLD HEREBY      THE OFFERING(1)     OUTSTANDING(3)
----                             ---------------      --------------      -----------       -----------       --------------

Lyons Partners(4)                    514,039(5)(6)        1.5%             189,439(5)        324,600(6)           *
Carol N. Dwyer Living
Trust DTD June 19, 2003(7)              115,612(8)          *               80,612(8)            35,000           *
Richard Dym(9)                      74,184(10)(11)          *              24,184(10)        50,000(11)           *
Matthew Suffoletto(12)            108,062 (13)(14)          *               8,062(13)       100,000(14)           *
Vendome Family Limited
Partnership (15)                1,696,671 (16)(17)        5.0%             80,612(16)     1,616,059(17)         4.7%

                                       13

Robert Migliorino(18)             275,399 (19)(20)          *             120,919(19)       154,480(20)           *
Daniel Burch(21)                   120,307(22)(23)          *              40,307(22)        80,000(23)           *

------------------------------
*        Less than one percent.

(1)      Includes shares of common stock outstanding and shares of common stock issuable upon the exercise of options and warrants held by the selling shareholder which are exercisable within 60 days of September 30, 2005.

(2)      This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 34,180,977 shares of common stock outstanding as of
         September 30, 2005 plus the number of shares of common stock, if any, issuable upon the exercise of options or warrants held by the selling shareholder which are exercisable within 60 days.

(3)      This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 34,180,977 shares of common stock outstanding as of
         September 30, 2005 plus the number of shares of common stock, if any, issuable upon the exercise of options or warrants held by the selling shareholder, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.

(4)      William P. Lyons, our Chairman of the Board and Chief Executive
         Officer, exercises voting and dispositive power with respect to the shares of common stock that may be offered under this prospectus by
         Lyons Partners.

(5)      Includes 31,573 shares of common stock issuable upon the exercise of presently exercisable warrants.

(6)      Includes 225,000 shares of common stock issuable upon the exercise of stock options issued to William P. Lyons and 99,600 shares owned by The
         Lyons Family Trust. William P. Lyons is trustee of The Lyons Family
         Trust and exercises voting and dispositive power over shares held by
         The Lyons Family Trust.

(7)      Joseph Dwyer, our Executive Vice President, Chief Financial Officer and
         Treasurer, exercises voting and dispositive power with respect to the shares of common stock that may be offered under this prospectus by the
         Carol N. Dwyer Living Trust DTD June 19, 2003.

(8)      Includes 13,435 shares of common stock issuable upon the exercise of presently exercisable warrants.

(9)      Richard Dym was until June 30, 2005, our Executive Vice President,
         Chief Marketing Officer.

(10)     Includes 4,031 shares of common stock issuable upon the exercise of presently exercisable warrants.

(11)     Includes 50,000 shares of common stock issuable upon the exercise of stock options.

(12)     Matthew Suffoletto is our Senior Vice President, Sales and Professional
         Services, North America.

(13)     Includes 1,344 shares of common stock issuable upon the exercise of presently exercisable warrants.

(14)     Includes 75,000 shares of common stock issuable upon the exercise of stock options.

                                       14

(15)     Gennaro Vendome, our director and former Executive Vice President of
         Business Development, exercises voting and dispositive power with respect to the shares of common stock that may be offered under this prospectus by the Vendome Family Limited Partnership.

(16)     Includes 13,435 shares of common stock issuable upon the exercise of presently exercisable warrants.

(17)     Includes (i) 89,407 shares held by Carol Vendome, (ii) 149,062 shares held by the Gennaro Vendome Grantor Retained Annuity Trust dated
         January 24, 1995, (iii) 151,297 shares held by the Carol Vendome
         Grantor Retained Annuity Trust dated January 24, 1995, (iv) 46,905 shares held by or for the benefit of Mr. Vendome's children, (v)
         229,095 shares held by the Vendome Family Limited Partnership (in addition to the 80,612 shares being offered pursuant to this prospectus), and (vi) 70,000 shares held by the Vendome Family Trust.

(18)     Mr. Migliorino is a director of AXS-One Inc.

(19)     Includes 20,153 shares of common stock issuable upon the exercise of presently exercisable warrants.

(20)     Includes 113,000 shares of common stock issuable upon the exercise of stock options.

(21)     Mr. Burch is a director of AXS-One Inc.

(22)     Includes 6,718 shares of common stock issuable upon the exercise of presently exercisable warrants.

(23)     Includes 80,000 shares of common stock issuable upon the exercise of stock options.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders and their successors, including their transferees, pledgees or donees or their respective successors. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

         The shares of common stock may be sold by selling stockholders in one or more of the following types of transactions:

         o    a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o    purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the resale
              registration statement;

         o    an exchange distribution in accordance with the rules of such exchange;

         o    ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o    transactions between sellers and purchasers without a
              broker/dealer.

         In addition, any securities covered by the registration statement of which this prospectus is a part that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the registration statement. From time to time the selling stockholders may engage in short sales, short sales

                                       15

versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.

         The selling stockholders and any broker-dealers that act in connection with the sale of common stock under this prospectus may be deemed to be
"underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received and any profit on the resale of the common stock may be deemed to be underwriting discounts or commissions under the Securities Act.
Neither we nor any selling stockholder can presently estimate the amount of such compensation. Selling stockholders and broker-dealers who are "underwriters"
within the meaning of the Securities Act are subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

         We have agreed, among other things, to bear all fees and expenses in connection with the sale of the securities being registered hereby (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or other expenses incurred by the selling stockholders in disposing of the securities being registered hereby).

         We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Wiggin and Dana LLP, Stamford,
Connecticut.

                                     EXPERTS

         The consolidated financial statements and schedule of AXS-One Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG
LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange
Act. You may read and copy any reports, statements or other information on file at the Securities and Exchange Commission public reference room located at 100 F
Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange
Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public from commercial document retrieval

                                       16

services. These filings are also available at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, provided, however, that we are not incorporating any information furnished under Items
2.02 or 7.01 of any current report on Form 8-K. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

         o    Current Reports on Form 8-K filed on January 5, 2005, February 10,
              2005, February 11, 2005, April 27, 2005, May 27, 2005, June 16,
              2005, June 23, 2005, July 25, 2005, July 28, 2005, August 1, 2005,
              September 19, 2005, September 22, 2005, September 26, 2005,
              October 24, 2005, October 27, 2005 and November 1, 2005;

         o    Quarterly Reports on Form 10-Q for the quarters ended March 31,
              2005 and June 30, 2005;

         o    Annual Report on Form 10-K for the year ended December 31, 2004;

         o    Definitive Proxy Statements filed April 25, 2005 and August 9,
              2005; and

         o    the description of our common stock contained in the Registration
              Statement on Form 8-A filed on November 10, 1997.

         Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

                                  AXS-One Inc.
                               Investor Relations
                               301 Route 17 North
                          Rutherford, New Jersey 07070
                                 (201) 935-3400
         The information contained on our website does not constitute a part of this prospectus.

                                       17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, all of which will be borne by the Registrant in connection with the sale of the securities being registered hereby (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or other expenses incurred by the selling stockholders in disposing of the securities being registered hereby). All amounts are estimates except the registration fee.

           SEC registration fee..................................     $   115.30
           Printing expenses.....................................       5,000.00
           Legal fees and expenses of the Registrant.............      11,000.00
           Accounting fees and expenses..........................       6,000.00
           Miscellaneous expenses................................     $ 1,000.00
                                                                      ----------
                 Total...........................................     $23,115.30
                                                                      ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The
Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VII of the Registrant's bylaws provides for indemnification by the
Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

         The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

                                      II-1

ITEM 16.  EXHIBITS

EXHIBIT NUMBER                 DOCUMENT
--------------                 --------
4.1                            Form of Class C Warrant (1)
4.2                            Form of Class D Warrant (1)
5.1                            Opinion of Wiggin and Dana LLP*
23.1                           Consent of KMPG LLP, Independent Registered
                                Public Accounting Firm
23.2                           Consent of Wiggin and Dana LLP
                                (included in the opinion filed as Exhibit 5)*
24.1                           Power of Attorney*

------------------------------
 *       Previously filed.
(1)      Incorporated by reference to the Exhibits filed with our current report on Form 8-K filed June 23, 2005.

                                      II-2

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii)     To reflect in the prospectus any facts or
                                    events arising after the effective date of
                                    the registration statement (or the most
                                    recent post-effective amendment thereof)
                                    which, individually or in the aggregate,
                                    represent a fundamental change in the
                                    information set forth in the registration
                                    statement. Notwithstanding the foregoing,
                                    any increase or decrease in volume of
                                    securities offered (if the total dollar
                                    value of securities offered would not exceed
                                    that which was registered) and any deviation
                                    from the low or high end of the estimated
                                    maximum offering range may be reflected in
                                    the form of prospectus filed with the
                                    Commission pursuant to Rule 424(b) if, in
                                    the aggregate, the changes in volume and
                                    price represent no more than 20 percent
                                    change in the maximum aggregate offering
                                    price set forth in the "Calculation of
                                    Registration Fee" table in the effective
                                    registration statement.

                           (iii)    To include any material information with
                                    respect to the plan of distribution not
                                    previously disclosed in the registration
                                    statement or any material change to such
                                    information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,

                                      II-3

officer or controlling person in
connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutherford, State of New Jersey, on the 7th day of
November, 2005.

                                     AXS-ONE INC.

                                     By: /s/ William P. Lyons
                                        -------------------------------------
                                     William P. Lyons
                                     Chairman of the Board and Chief Executive
                                     Officer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of November, 2005.

SIGNATURE                                                   TITLE

                                       Chairman of the Board, Chief Executive
 /s/ William P. Lyons                  Officer and Director (Principal Executive
----------------------------           Officer)
(William P. Lyons)

                                       Executive Vice President, Chief Financial
 /s/ Joseph Dwyer                      Officer and Treasurer (Principal
----------------------------           Financial and Accounting Officer)
(Joseph Dwyer)

 /s/ Elias Typaldos*                   Executive Vice President Technology and
----------------------------           Director
(Elias Typaldos)

 /s/ Anthony H. Bloom*                 Director
----------------------------
(Anthony H. Bloom)

 /s/ Daniel H. Burch*                  Director
----------------------------
(Daniel H. Burch)

                                       Director
----------------------------
(Harold D. Copperman)

                                      II-5

 /s/ Robert Migliorino*                Director
----------------------------
(Robert Migliorino)

 /s/ Gennaro Vendome*                  Director
----------------------------
(Gennaro Vendome)

 /s/ Allan Weingarten*                 Director
----------------------------
(Allan Weingarten)

*By: /s/ William P. Lyons
     ---------------------
William P. Lyons
Attorney-in-Fact

                                      II-6